Exhibit (d)(4)

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of May 24, 2022 (this “Limited Guarantee”), by TPG Healthcare Partners, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Covetrus, Inc., a Delaware corporation (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Transaction Agreement;” capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement) among Corgi Bidco, Inc., a Delaware corporation (“Parent”), Corgi Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party and the separate corporate existence of Merger Sub shall thereupon cease with the Guaranteed Party being the surviving corporation of such merger and the direct wholly-owned subsidiary of Parent (the “Transaction”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due and punctual performance and discharge of 17.1% (the “Guarantor Percentage”) of the payment obligations of Parent to the Guaranteed Party under (a) Section 8.5(d) of the Transaction Agreement, if, as and when those obligations become payable under the Transaction Agreement (the “Parent Fee Obligations”) and (b) Sections 6.10(a)(i), 6.10(a)(ii) and 8.5(f) of the Transaction Agreement, if, as and when those obligations become payable under the Transaction Agreement (the “Expense Obligations” and, together with the Parent Fee Obligations, the “Guaranteed Obligations”); provided, that in no event shall the Guarantor’s aggregate liability for the Guaranteed Obligations exceed $34,802,004.00 (such limitation on the liability the Guarantor may have for the Guaranteed Obligations being herein referred to as the “Cap”), and this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap (and to the provisions of Sections 7 and 8 hereof); provided further that the foregoing shall not limit the Guaranteed Party’s rights under the Equity Commitment Letter (defined below), subject to the limitations set forth therein. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Transaction Agreement in reliance upon the execution of this Limited Guarantee. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party under, in respect of, or in connection with this Limited Guarantee or by the Transaction Agreement other than as expressly set forth herein or therein.

If Parent fails to discharge any Guaranteed Obligations when due, then the Guarantor shall forthwith pay to the Guaranteed Party the Guarantor Percentage of the Guaranteed Obligations (up to the Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder or under applicable Law to collect the Guarantor’s liabilities hereunder in respect of the Guarantor Percentage of such Guaranteed Obligations, subject to the Cap.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guarantor Percentage of the Guaranteed Obligations (in an aggregate amount not to exceed the Cap), regardless of whether any such action is brought against Parent or whether Parent is joined in any such action or actions.

Notwithstanding anything to the contrary contained in this Limited Guarantee or those certain Limited Guarantees, dated as of the date hereof, by Clayton, Dubilier & Rice Fund XI, L.P., a Cayman Islands exempted limited partnership, and TPG Partners VIII, L.P., a Delaware limited partnership (together, the “Other Investors”) in favor of the Guaranteed Party (the “Other Investors Limited Guarantees”), to the extent Parent is relieved of all or any portion of the Guaranteed Obligations in accordance with the Transaction Agreement, the Guarantor and Other Investors shall be similarly relieved of their corresponding payment obligations under this Limited Guarantee and the Other Investors Limited Guarantees on a proportional basis; provided that no such relief shall reduce the payment obligation under this Limited Guarantee and the Other Investors Limited Guarantees to below the Guarantee Obligations.

2. NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Transaction Agreement or the equity commitment letter by and between Guarantor and Parent, dated as of the date hereof (the “Equity Commitment Letter”), those certain letter agreements, dated as of the date hereof, executed by the Other Investors in favor of Parent (the “Other Investors Equity Commitment Letters”) and those certain limited guarantees, dated as of the date hereof, executed by the Other Investors in favor of Parent (the “Other Investors Limited Guarantees”) that may be agreed to by Parent. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guarantee is a primary obligation of the Guarantor and is an unconditional guarantee of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or any other Person (including the Guarantor) liable with respect to the Guaranteed Obligation for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, and shall not be conditioned upon or otherwise affected by (whether or not the Guarantor has any knowledge or notice thereof and without further consent of the Guarantor): (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or the Guarantor; (b) any change in the time, place, manner or terms of payment or performance of any of the Guaranteed Obligations, or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Transaction Agreement, the Equity Commitment Letter or the Other Investors Equity Commitment Letters, in each case, that are made in accordance with the terms thereof; (c) any renewal, rescission, waiver, compromise or other amendment or modification of any terms or provisions of the Transaction Agreement, the Equity Commitment Letter, the Other Investors Equity Commitment Letters, the Other Investors Limited Guarantees or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations, in each case, that are made in accordance with the terms thereof; (d) any change in the legal existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement, or any release or discharge of any obligation of Parent contained in the Transaction Agreement resulting therefrom; (e) any insolvency, bankruptcy, liquidation, dissolution, reorganization, sale or other similar proceeding affecting Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement, or any disposition of all or substantially all of the assets, marshalling of the assets and liabilities, receivership, assignment for the benefit of creditors, arrangement, composition with creditors or readjustment or other similar proceeding affecting Parent, Merger Sub or any other Person liable with respect to the Guaranteed Obligation; (f) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (h) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; or (i) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity, all of which may be done without notice to Guarantor (except for notices required hereunder or under the Transaction Agreement). To the fullest extent permitted by Law, the Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor hereby irrevocably waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be issued to Parent pursuant to the Transaction Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Transaction Agreement, and all suretyship defenses generally. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Transaction Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person liable with respect to the Guaranteed Obligation that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Persons, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Cap) shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Limited Guarantee (which shall be subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the amounts payable under this Limited Guarantee thereafter arising.

Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, other than as set forth in clause (e) of the second sentence of this Section 3, the Guaranteed Party hereby agrees that the defense to the payment of the Guarantor’s obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that the Guaranteed Obligations are not due and owing under and pursuant to the express terms of the Transaction Agreement shall be available to the Guarantor, to the extent available to Parent under the Transaction Agreement with respect to the Guaranteed Obligations.

No failure on the part of the Guaranteed Party, to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver hereof, nor shall any single or partial exercise by the Guaranteed Party, of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power (subject to the Cap). Without limiting the express limitations set forth hereunder in this Limited Guarantee, each and every right, remedy and power hereby granted to the Guaranteed Party, or allowed to it by Law, in equity or by other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party, at any time or from time to time. Subject to the Cap and the other terms and conditions hereof, the Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other person liable for the Guaranteed Obligations or any portion of the Guaranteed Obligations, prior to proceeding against Guarantor.

4. REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a) it is a duly organized and validly existing limited partnership in good standing under the laws of the jurisdiction of its organization (in each case, to the extent applicable) and has all requisite limited partnership or other power and authority to execute, deliver and perform this Limited Guarantee and the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action and do not and will not conflict with or result in any default, breach, violation or infringement (with or without notice or lapse of time or both) of or contravene any provision of the Guarantor’s partnership agreement or any Law, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee has been duly and validly executed by the Guarantor and, assuming due execution and delivery of the Transaction Agreement by all parties thereto, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (but without limiting the effect of clause (e) of the second sentence of Section 3): (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d) the Guarantor has the financial capacity to pay and perform its obligations (including the Guaranteed Obligations) under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill the Guaranteed Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

5. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); provided, however, that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to (i) any other Person to which it has allocated all or a portion of its investment commitment to Parent or (ii) an entity managed or advised by an Affiliate of the Guarantor, so long as, in the case of each of clauses (i) and (ii), (a) such assignee is financially capable of fulfilling the assumed obligations and assigned rights hereunder and (b) such assignment does not, in and of itself, prevent, impair or delay the consummation of the Merger or the transactions contemplated by the Transaction Agreement; provided, further, that (1) no such assignment or delegation shall relieve the Guarantor of (or otherwise effect) its liability or obligations hereunder as a primary obligor and (2) the consent of the Guaranteed Party shall be required for such assignment if the assignee is tax resident in a jurisdiction other than the United, States, any State thereof (or the District of Columbia) or the Cayman Islands and such assignment causes a payment hereunder to be subject to additional withholding taxes.

6. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by overnight courier, delivery fees prepaid, or by e-mail, or by facsimile:

if to the Guarantor:

c/o TPG Global, LLC 301 Commerce Street, Suite 3300
Fort Worth, TX 76102

Attention:	Office of General Counsel
c/o Deirdre Harding
Email:	officeofgeneralcounsel@tpg.com
cc: dharding@tpg.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111

Attention:	Jason Freedman
Minh-Chau Le
Email:	jason.freedman@ropesgray.com
minh-chau.le@ropesgray.com

if to the Guaranteed Party, as provided in the Transaction Agreement, or, in each case, to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, (c) upon transmission if sent by e-mail on a Business Day during normal business hours (and otherwise on the next Business Day), or (d) upon confirmation of successful transmission if sent by facsimile on a Business Day during normal business hours (and otherwise on the next Business Day) (provided, that, if given by e-mail or facsimile, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described in clause (a) or clause (b)  above).

7. CONTINUING GUARANTEE. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding until the Guaranteed Obligations have been indefeasibly paid in full, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its permitted successors, transferees and assigns. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: (a) the consummation of the Closing, if the Closing occurs and the amounts required to in order to fund the Merger Consideration and the other required payments under the Transaction Agreement have been funded; (b) the payment in full of the Guarantor Percentage of the Guaranteed Obligations; (c) termination of the Transaction Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent is not obligated to pay the Parent Termination Fee or any of the Guaranteed Obligations; and (d) the six (6) month anniversary after the Termination Date (unless, in the case of clauses (c) and (d) above, the Guaranteed Party shall have commenced litigation against the Guarantor under and pursuant to this Limited Guarantee prior to such termination, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such action, either by judicial determination or pursuant to an agreement between the Guaranteed Party and the Guarantor and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof). Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 7 or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in respect of Guaranteed Obligations, in the aggregate, in excess of or to a greater extent than the Cap, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to this Limited Guarantee, the Equity Commitment Letter, the Other Investors Equity Commitment Letters, the Other Investors Limited Guarantees, the Transaction Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee, the Equity Commitment Letter, the Other Investors Equity Commitment Letters, the Other Investors Limited Guarantees, the Transaction Agreement or the transactions contemplated hereby or thereby, in each case, other than Retained Claims (as defined in Section 8 hereof), then: (i) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate ab initio and be null and void; (ii) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover and retain such payments; and (iii) neither the Guarantor nor any other Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guarantee, the Equity Commitment Letter, the Transaction Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee, the Equity Commitment Letter, the Transaction Agreement or the transactions contemplated hereby or thereby, other than in respect of a Retained Claim described in clause (v) of the definition thereof.

8. NO RECOURSE. The Guaranteed Party acknowledges the separate corporate existence of Parent. The Guaranteed Party acknowledges and agrees that the sole asset of Parent is cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to Parent except as may be required under the Equity Commitment Letter, the Other Equity Commitment Letter and the Transaction Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Transaction Agreement, the Equity Commitment Letter, the Confidentiality Agreement or in any agreement or instrument delivered or contemplated thereby (collectively, the “Transaction Documents”) or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Documents or the negotiation, execution, performance or breach of any Transaction Document (this Limited Guarantee, the other Transaction Documents and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor is a limited partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a) None of the Non-Recourse Parties has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) Parent’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of Section 3.2(a) of the Transaction Agreement, and, without duplication, the Guarantor’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of this Limited Guarantee (subject to the Cap) and to otherwise comply with the terms of this Limited Guarantee and the Other Investors’ obligations to make a cash payment to the Guaranteed Party under and pursuant to the terms of the Other Investors Limited Guarantees (subject to the “Cap” set forth in the Other Investors Limited Guarantees) and to otherwise comply with the terms of the Other Investors Limited Guarantees, (ii) Parent’s obligation to cause the equity financing to be funded in accordance with the terms of the Equity Commitment Letter and the Other Investors Equity Commitment Letters when and if the Guaranteed Party seeks specific performance of such obligation pursuant to, in accordance with, and subject to the limitations set forth in, Section 9.13(b) of the Transaction Agreement, (iii) the Guarantor’s obligation to specifically perform its obligation to make an equity contribution to Parent pursuant to the Equity Commitment Letter in accordance with the terms of such letter and the Other Investors’ obligations to specifically perform its obligation to make an equity contribution to Parent pursuant to the Other Investors Equity Commitment Letters when and if the conditions thereto have been satisfied and Parent seeks specific performance of such obligation pursuant to, and subject to the limitations set forth in, Section 5 of each of the Equity Commitment Letter and the Other Investors Equity Commitment Letters and Section 9.13 of the Transaction Agreement, (iv) Parent’s obligation to make payment of the Merger Consideration under the Transaction Agreement and its and Merger Sub’s obligations to otherwise comply with the terms of the Transaction Agreement and any other transaction documents subject to the terms and conditions therein and (v) certain Non-Recourse Parties’ obligations under, and pursuant to the terms of, the Confidentiality Agreement (the claims described in clauses (i) through (v) against any of the Persons specified in clauses (i) through (v) or any of their respective permitted successors or assigns, collectively, the “Retained Claims”);

(b) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to, any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent or any other Person interested in the transactions contemplated by any Transaction Document or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any of its Affiliates, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for Retained Claims; and

(c) neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guarantee and the Equity Commitment Letter, (ii) Parent in the Transaction Documents and (iii) the Other Investors in the Other Investors Equity Commitment Letters and the Other Investors Limited Guarantees.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its controlled Affiliates and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself and its controlled Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party, any of its security holders or any of its Affiliates has had, now has or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its controlled Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means the Guarantor and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of the Guarantor (including but not limited to Parent and Merger Sub) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or Affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors or assigns of any of the foregoing, and the providers or potential providers of any equity or debt financing in connection with the Transaction (in each case, other than Parent); provided that, notwithstanding the foregoing, such defined term shall exclude Parent and Merger Sub and any Person to which Parent or Merger Sub has validly assigned its respective rights or obligations under the Transaction Agreement.

9. GOVERNING LAW; JURISDICTION. This Limited Guarantee, the rights of the parties under or in connection herewith or the transactions contemplated hereby, and all actions or proceedings arising out of or related to any of the foregoing, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring, maintain and defend any such action or proceeding exclusively in the state courts located in Wilmington, Delaware or the courts of the United States located in Wilmington, Delaware (as just described, the “Chosen Courts”), and solely in connection with such actions or proceedings: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if effected pursuant to the Laws of the State of Delaware or in accordance with Section 6 hereof (other than by facsimile or e-mail transmission).

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING CONTEMPLATED BY SECTION 9 HEREOF IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. COUNTERPARTS. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. THIRD PARTY BENEFICIARIES. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantor shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13. CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party and its Representatives solely in connection with the transactions contemplated by the Transaction Documents. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Transaction Agreement, the Equity Commitment Letter, the Other Equity Commitment Letter, the Other Investors Limited Guarantees and any other documents entered into in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents or required to be disclosed in connection therewith), except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee by the Guaranteed Party: (i) to its Affiliates and its representatives who need to know of the existence or terms of this Limited Guarantee (so long as such Affiliates and representatives agree to keep, and agrees to cause their directors, officers, employees and partners, this Limited Guarantee confidential); or (ii) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings related to the Transaction (provided, that the Guaranteed Party will provide the Guarantor an opportunity to review such required disclosure in advance of such disclosure being made); or pursuant to any litigation relating to the Limited Guarantee, the Transaction Agreement, the Equity Commitment Letter, the Other Investors Equity Commitment Letters, the Other Investors Limited Guarantees or the transactions contemplated hereby or thereby.

14. MISCELLANEOUS.

(a) This Limited Guarantee, the Transaction Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Other Investors Equity Commitment Letters, the Other Investors Limited Guarantees and any other agreements executed in connection with the Transaction Agreement constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any other Non-Recourse Party in connection with the subject matter hereof except as expressly set forth herein by the Guarantor. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with the subject matter hereof except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

TPG HEALTHCARE PARTNERS, L.P.

By: TPG Healthcare Partners GenPar, L.P. its general partner
By: TPG Healthcare Partners GenPar Advisors, LLC its general partner

By:	/s/ Ken Murphy

Name:	Ken Murphy
Title:	Chief Operating Officer

[LIMITED GUARANTEE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

COVETRUS, INC.

By:	/s/ Benjamin Wolin
Name:	Benjamin Wolin
Title:	President and Chief Executive Officer

[LIMITED GUARANTEE SIGNATURE PAGE]